Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2020 RESULTS
–4Q 2020 diluted EPS of $2.67
–4Q 2020 C&I adjusted diluted EPS of $2.77
–4Q 2020 C&I Ending Net Finance Receivables of $18.1 billion
–4Q 2020 C&I Net Charge-Off ratio of 4.18%
–Declares dividend of $3.95 per share

Evansville, IN, February 8, 2021 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $476 million and net income of $359 million for the fourth quarter of 2020, compared to $344 million and $261 million, respectively, in the prior year quarter. Earnings per diluted share were $2.67 in the fourth quarter of 2020, compared to $1.91 in the prior year quarter.

Net income was $730 million for the full year of 2020, compared to $855 million for the full year of 2019. Earnings per diluted share were $5.41 in the full year of 2020, compared to $6.27 in the prior year.

On February 8, 2021, OneMain declared a dividend of $3.95 per share payable on February 25, 2021 to record holders of the company's common stock as of the close of business on February 18, 2021. The company expects to maintain a minimum quarterly dividend of $0.45 per share going forward. Dividends above the minimum will be evaluated by the Board every first and third quarters, as is consistent with prior quarters and the company's capital allocation strategy.

"Our fourth quarter financial results reflected continued strength across the core drivers of our business, as well as our focused efforts to support customers during this continued period of uncertainty," said Doug Shulman, Chairman and CEO of OneMain. "While the macro environment remains uncertain, we have advanced key strategic initiatives over the past year, and feel confident about our ability to add even more value to our customers, shareholders and other stakeholders as the macro environment stabilizes."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $498 million and adjusted net income of $373 million for the fourth quarter of 2020, compared to $352 million and $268 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $2.77 for the fourth quarter of 2020, compared to $1.96 in the prior year quarter.

C&I generated adjusted net income of $819 million for the full year of 2020, compared to $916 million in the prior year. Adjusted earnings per diluted share were $6.07 for the full year of 2020, compared to $6.72 in the prior year.

Management runs the business based on C&I adjusted net income excluding the change in loan loss reserves net of tax, which was $329 million for the fourth quarter of 2020 and represented a 14% increase versus the prior year period. Management believes this reflects the capital generation of the business.

Originations totaled $3.2 billion in the fourth quarter of 2020, down 13% from $3.7 billion in the prior year quarter. The percentage of secured originations was 52% in the fourth quarter of 2020, down from 54% in the prior year quarter.

Ending net finance receivables reached $18.1 billion at December 31, 2020, down 2% from $18.4 billion at December 31, 2019. Secured receivables were 53% of ending net finance receivables at December 31, 2020, up from 52% at December 31, 2019.

Average net finance receivables were $18.0 billion in the fourth quarter of 2020, down 1% from $18.1 billion in the prior year quarter.

Yield was 24.20% in the fourth quarter of 2020, up from 24.09% in the prior year quarter. The increase generally reflected improvement in late stage delinquencies.

Interest income in the fourth quarter of 2020 was $1.1 billion, reflecting an $8 million decrease compared to the prior year quarter due to lower average receivables, offset by yield improvement.

The provision for finance receivable losses was $130 million in the fourth quarter of 2020, down from $289 million in the prior year quarter, primarily due to the impact of lower net charge-offs and lower delinquencies.

The 30-89 day delinquency ratio was 2.28% at December 31, 2020, up from 1.95% at September 30, 2020 and down from 2.47% at December 31, 2019.

The 90+ day delinquency ratio was 1.75% at December 31, 2020, up from 1.49% at September 30, 2020 and down from 2.11% at December 31, 2019.

The net charge-off ratio was 4.18% in the fourth quarter of 2020, down from 5.20% in the third quarter of 2020 and down from 5.71% in the prior year quarter.

Operating expense for the fourth quarter of 2020 was $319 million, down 2% from $327 million in the prior year quarter reflecting our cost discipline and lower variable expenses, partially offset by investment in new products and our operating model evolution.

Other

During the fourth quarter of 2020, Other generated an adjusted pretax loss of $2 million, compared to an adjusted pretax loss of $1 million in the prior year quarter. Other consists of our liquidating servicing activity from the SpringCastle Portfolio and our non-originating legacy operations, which primarily include our liquidating real estate loans.

Funding and Liquidity

As of December 31, 2020, the company had principal debt balances outstanding of $18.1 billion, 43% of which was secured and 57% of which was unsecured. The company had $2.3 billion of cash and cash equivalents, which included $211 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Our cash and cash equivalents, together with our potential borrowings of $7.2 billion of undrawn committed capacity under our 13 revolving conduit facilities and $9.2 billion of unencumbered gross finance receivables, provides a liquidity runway in excess of 24 months under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes direct costs associated with COVID-19, net loss resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, net gain on sale of cost method investment, restructuring charges, additional net gain on sale of SpringCastle interests, lower of cost and fair value adjustment on loans held for sale, and net loss on sale of real estate loans. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents adjusted pretax income, as discussed above, and excludes the change in our allowance for finance receivable losses in the period while still considering the net charge-offs during the period. Capital generation represents the after-tax effect of pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our fourth quarter 2020 results and other general matters at 8:00 am Eastern Time on Tuesday, February 9, 2021. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7695838, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7695838, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through February 24, 2021. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with the global outbreak of a novel strain of coronavirus (“COVID-19”) and the mitigation efforts by governments and related effects on us, our customers, and employees; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information (“PII”) of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state, or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we currently are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act, the Coronavirus Aid, Relief, and Economic Security Act, and the Consolidated Appropriations Act of 2021; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of finance receivables; a change in the proportion of secured loans may affect our finance receivables and portfolio yield; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation and damage to our reputation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of OMH's common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this presentation that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, in millions, except per share amounts)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Interest income	$1,096	$1,089	$1,107	$4,368	$4,127

Interest expense	(246)	(255)	(252)	(1,027)	(970)
Provision for finance receivable losses	(134)	(231)	(293)	(1,319)	(1,129)
Net interest income after provision for finance receivable losses	716	603	562	2,022	2,028

Other Revenues:
Insurance	109	109	119	443	460
Investment	19	17	24	75	95
Net loss on repurchases and repayments of debt	(1)	(38)	—	(39)	(35)
Net gain on sale of real estate loans	—	—	—	—	3
Other (1)	10	13	19	47	99
Total other revenues	137	101	162	526	622

Other Expenses:
Operating expenses	(336)	(320)	(336)	(1,329)	(1,367)
Insurance policy benefits and claims	(41)	(43)	(44)	(242)	(185)
Total other expenses	(377)	(363)	(380)	(1,571)	(1,552)
Income before income taxes	476	341	344	977	1,098
Income taxes (2)	(117)	(91)	(83)	(247)	(243)
Net income	$359	$250	$261	$730	$855

Weighted average number of diluted shares	134.7	134.5	136.5	134.9	136.3
Diluted EPS	$2.67	$1.86	$1.91	$5.41	$6.27
Book value per basic share	$25.61	$23.25	$31.82	$25.61	$31.82
Return on assets	6.5%	4.5%	4.6%	3.2%	3.9%

Provision for finance receivable losses	134	231	293	1,319	1,129
Less: Net charge-offs	(189)	(231)	(263)	(997)	(1,031)
Change in allowance for finance receivable losses	$(55)	$—	$30	$322	$98

Note:	Year-to-Date may not sum due to rounding.
(1)
4Q20, 3Q20, FY20, and FY19 include an additional net gain on the sale of the SpringCastle interests and the fair value impairment of the remaining loans in finance receivables held for sale. FY19 also includes a gain on sale related to an investment held at cost.

(2)	FY19 include $22 of discrete tax benefits.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019

Assets
Cash and cash equivalents	$2,272	$1,944	$1,227
Investment securities	1,922	1,882	1,884
Net finance receivables	18,084	17,817	18,389
Unearned insurance premium and claim reserves	(771)	(778)	(793)
Allowance for finance receivable losses	(2,269)	(2,324)	(829)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	15,044	14,715	16,767
Restricted cash and restricted cash equivalents	451	497	405
Goodwill	1,422	1,422	1,422
Other intangible assets	306	315	343
Other assets (1)	1,054	1,082	769
Total assets	$22,471	$21,857	$22,817

Liabilities and Shareholders’ Equity
Long-term debt	$17,800	$17,531	$17,212
Insurance claims and policyholder liabilities	621	620	649
Deferred and accrued taxes	45	55	34
Other liabilities	564	528	592
Total liabilities	19,030	18,734	18,487

Common stock	1	1	1
Additional paid-in capital	1,655	1,651	1,689
Accumulated other comprehensive income	94	79	44
Retained earnings	1,691	1,392	2,596
Total shareholders’ equity	3,441	3,123	4,330
Total liabilities and shareholders’ equity	$22,471	$21,857	$22,817

(1)	Effective 1Q20, the Finance Receivables Held for Sale are included within 'Other assets'. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date			As of or Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Non-TDR Net Finance Receivables	$17,393	$17,116	$17,731	$17,393	$17,731
TDR Net Finance Receivables	691	701	658	691	658
Net Finance Receivables	$18,084	$17,817	$18,389	$18,084	$18,389

Average Net Receivables	$17,959	$17,740	$18,103	$17,997	$17,055
Average Daily Debt Balances	17,327	17,546	17,261	18,080	16,336
Origination Volume	3,206	2,887	3,685	10,729	13,803

Non-TDR Allowance	$1,955	$2,003	$557	$1,955	$557
TDR Allowance	314	321	272	314	272
Allowance	$2,269	$2,324	$829	$2,269	$829

Non-TDR Allowance Ratio	11.24%	11.70%	3.14%	11.24%	3.14%
TDR Allowance Ratio	45.46%	45.85%	41.31%	45.46%	41.31%
Allowance Ratio	12.55%	13.05%	4.51%	12.55%	4.51%

Gross Charge-Offs	$231	$274	$296	$1,162	$1,157
Recoveries	(42)	(43)	(33)	(165)	(126)
Net Charge-Offs	$189	$231	$263	$997	$1,031

Gross Charge-Off Ratio	5.12%	6.14%	6.48%	6.46%	6.79%
Recovery Ratio	(0.94%)	(0.95%)	(0.73%)	(0.92%)	(0.74%)
Net Charge-Off Ratio	4.18%	5.19%	5.75%	5.54%	6.05%

30-89 Delinquency	$413	$346	$453	$413	$453
30+ Delinquency	729	612	839	729	839
60+ Delinquency	478	397	567	478	567
90+ Delinquency	316	266	386	316	386

30-89 Delinquency Ratio	2.28%	1.95%	2.46%	2.28%	2.46%
30+ Delinquency Ratio	4.03%	3.44%	4.56%	4.03%	4.56%
60+ Delinquency Ratio	2.64%	2.23%	3.08%	2.64%	3.08%
90+ Delinquency Ratio	1.75%	1.49%	2.10%	1.75%	2.10%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2020		9/30/2020		12/31/2019

Liquidity
Cash and cash equivalents	$2,272		$1,944		$1,227
Cash and cash equivalents unavailable for general corporate purposes	211		233		182
Unencumbered personal loans	9,194		8,345		9,879
Undrawn conduit facilities	7,200		7,200		7,100

Long-term debt	$17,800		$17,531		$17,212
Less: Junior subordinated debt	(172)		(172)		(172)
Adjusted Debt	$17,628		$17,359		$17,040
Less: Available cash and cash equivalents	(2,061)		(1,711)		(1,045)
Net Adjusted Debt	$15,567		$15,648		$15,995

Total Shareholders' Equity	$3,441		$3,123		$4,330
Less: Goodwill	(1,422)		(1,422)		(1,422)
Less: Other intangible assets	(306)		(315)		(343)
Plus: Junior subordinated debt	172		172		172
Adjusted Tangible Common Equity	$1,885		$1,558		$2,737
Plus: Allowance for finance receivable losses, net of tax (1)	1,702		1,742		630
Adjusted Capital	$3,587		$3,300		$3,367

Net Leverage (Net Adjusted Debt to Adjusted Capital)	4.3	x	4.7	x	4.8	x

(1)	Income taxes assume a 25% tax rate for 2020 and a 24% tax rate for 2019.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Revenue (1)	26.4%	25.7%	26.8%	25.9%	26.8%
Net Charge-Off	(4.2%)	(5.2%)	(5.8%)	(5.5%)	(6.0%)
Risk Adjusted Margin	22.2%	20.5%	21.1%	20.3%	20.7%
Operating Expenses	(7.4%)	(7.2%)	(7.3%)	(7.4%)	(8.0%)
Unlevered Return on Receivables	14.8%	13.4%	13.7%	12.9%	12.7%
Interest Expense	(5.5%)	(5.7%)	(5.5%)	(5.7%)	(5.7%)
Change in Allowance	1.2%	—%	(0.7%)	(1.8%)	(0.6%)
Income Tax Expense	(2.6%)	(2.1%)	(1.8%)	(1.4%)	(1.4%)
Return on Receivables	8.0%	5.6%	5.7%	4.1%	5.0%

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Consumer & Insurance	$491	$351	$354	$1,021	$1,168
Other	(4)	(2)	(1)	(9)	(3)
Segment to GAAP Adjustment	(11)	(8)	(9)	(35)	(67)
Income Before Income Taxes - GAAP basis	$476	$341	$344	$977	$1,098

Pretax Income - Segment Accounting Basis	$491	$351	$354	$1,021	$1,168
Direct Costs Associated with COVID-19	5	4	—	17	—
Acquisition-Related Transaction and Integration Expenses	1	2	(2)	11	14
Net Loss on Repurchases and Repayments of Debt (1)	1	35	—	36	30
Net Gain on Sale of Cost Method Investment	—	—	—	—	(11)
Restructuring Charges	—	1	—	7	5
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$498	$393	$352	$1,092	$1,206

Pretax Loss - Segment Accounting Basis	$(4)	$(2)	$(1)	$(9)	$(3)
Additional Net Gain on Sale of SpringCastle Interests	—	(4)	—	(4)	(7)
Lower of Cost or Fair Value Adjustment (2)	2	4	—	7	—
Net Loss on Sale of Real Estate Loans (3)	—	—	—	—	1
Other Adjusted Pretax Loss (non-GAAP)	$(2)	$(2)	$(1)	$(6)	$(9)

Springleaf Debt Discount Accretion	$(3)	$(4)	$(5)	$(18)	$(21)
OMFH LLR Provision Catch-up	(4)	—	(3)	(8)	(22)
OMFH Receivable Premium Amortization	—	—	(2)	(2)	(13)
OMFH Receivable Discount Accretion	2	2	3	13	12
Other	(6)	(6)	(2)	(20)	(23)
Total Segment to GAAP Adjustment	$(11)	$(8)	$(9)	$(35)	$(67)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)
In 4Q20, 3Q20, and FY20, the carrying value of our remaining real estate loans classified in finance receivables held for sale exceeded their fair value, and accordingly, the loans have been marked to fair value with an impairment being recorded in other revenue.

(3)	In FY19, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019

Consumer & Insurance	$18,091	$17,826	$18,421
Other	—	—	—
Segment to GAAP Adjustment	(7)	(9)	(32)
Net Finance Receivables - GAAP basis (1)	$18,084	$17,817	$18,389

Consumer & Insurance	$2,283	$2,342	$849
Other	—	—	—
Segment to GAAP Adjustment	(14)	(18)	(20)
Allowance for Finance Receivable Losses - GAAP basis (1)	$2,269	$2,324	$829

(1)
As a As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions, except per share amounts)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Interest income	$1,093	$1,086	$1,101	$4,353	$4,114

Interest expense	(242)	(250)	(247)	(1,007)	(947)
Provision for finance receivable losses	(130)	(232)	(289)	(1,313)	(1,105)
Net interest income after provision for finance receivable losses	721	604	565	2,033	2,062

Insurance	109	109	119	443	460
Investment	19	17	24	75	96
Other	9	8	15	33	63
Total other revenues	137	134	158	551	619

Operating expenses	(319)	(302)	(327)	(1,250)	(1,290)
Insurance policy benefits and claims	(41)	(43)	(44)	(242)	(185)
Total other expenses	(360)	(345)	(371)	(1,492)	(1,475)

Adjusted pretax income (non-GAAP)	498	393	352	1,092	1,206

Income taxes (1)	(125)	(99)	(84)	(273)	(290)

Adjusted net income (non-GAAP)	$373	$294	$268	$819	$916

Weighted average number of diluted shares	134.7	134.5	136.5	134.9	136.3
C&I adjusted diluted EPS (2)	$2.77	$2.19	$1.96	$6.07	$6.72

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate for 2020 and a 24% tax rate for 2019.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Revenue (1)	26.3%	26.4%	26.6%	25.9%	26.6%
Net Charge-Off	(4.2%)	(5.2%)	(5.7%)	(5.5%)	(6.0%)
Risk Adjusted Margin	22.1%	21.2%	20.8%	20.3%	20.6%
Operating Expenses	(7.1%)	(6.8%)	(7.1%)	(6.9%)	(7.5%)
Unlevered Return on Receivables	15.1%	14.4%	13.7%	13.4%	13.0%
Interest Expense	(5.4%)	(5.6%)	(5.4%)	(5.6%)	(5.5%)
Change in Allowance	1.3%	—%	(0.6%)	(1.8%)	(0.4%)
Income Tax Expense (2)	(2.8%)	(2.2%)	(1.8%)	(1.5%)	(1.7%)
Return on Receivables	8.3%	6.6%	5.9%	4.5%	5.4%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate for 2020 and a 24% tax rate for 2019.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Provision for finance receivable losses	$130	$232	$289	$1,313	$1,105
Less: Net charge-offs	(189)	(232)	(261)	(998)	(1,028)
Change in C&I allowance for finance receivable losses (non-GAAP)	(59)	—	28	315	77

Adjusted pretax income (non-GAAP)	498	393	352	1,092	1,206
Pretax capital generation(1) (non-GAAP)	439	393	380	1,407	1,283

Capital generation, net of tax(1), (2) (non-GAAP)	$329	$294	$289	$1,056	$975

Beginning Adjusted Capital	$3,300	$3,339	$3,099	$3,367	$2,733

Capital Generation, net of tax(1), (2) (non-GAAP)	329	294	289	1,056	975

Less: Common Stock Repurchased and Retired	—	—	—	(45)	—
Less: Cash Dividends	(61)	(315)	(34)	(807)	(410)
Capital Returns	(61)	(315)	(34)	(852)	(410)

Less: Adjustments to C&I, net of tax (2), (3)	(8)	(43)	(4)	(81)	(55)
Less: Change in the Assumed Tax Rate (2)	—	—	—	(8)	—
Less: Withholding Tax on Share-based Compensation	—	—	—	(6)	(5)
Less: Adjusted Other Net Loss, net of tax (2) (non-GAAP)	(1)	(1)	(1)	(4)	(7)
Plus: Other Comprehensive Income	15	14	6	50	78
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (2), (4)	—	—	—	11	—
Plus: Other Intangibles Amortization	9	9	9	37	45
Plus: Share-based Compensation Expense, net of forfeitures	4	3	3	17	13
Other	19	(18)	13	16	69

Ending Adjusted Capital	$3,587	$3,300	$3,367	$3,587	$3,367

Note:	Year-to-Date may not sum due to rounding.
(1)	Pretax capital generation (non-GAAP) represents adjusted pretax income (non-GAAP) excluding change in C&I allowance for finance receivable losses (non-GAAP). Capital generation (non-GAAP) represents adjusted net income (non-GAAP) excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).
(2)	Income taxes assume a 25% tax rate for 2020 and a 24% tax rate for 2019.
(3)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(4)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date			As of or Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Non-TDR Net Finance Receivables	$17,363	$17,083	$17,700	$17,363	$17,700
TDR Net Finance Receivables	728	743	721	728	721
Net Finance Receivables (1)	$18,091	$17,826	$18,421	$18,091	$18,421

Average Net Receivables	$17,966	$17,750	$18,136	$18,009	$17,089
Origination Volume	3,206	2,887	3,685	10,729	13,803

Non-TDR Allowance	$1,951	$1,998	$557	$1,951	$557
TDR Allowance	332	344	292	332	292
Allowance (1)	$2,283	$2,342	$849	$2,283	$849

Non-TDR Allowance Ratio	11.24%	11.70%	3.15%	11.24%	3.15%
TDR Allowance Ratio	45.55%	46.33%	40.46%	45.55%	40.46%
Allowance Ratio	12.62%	13.14%	4.61%	12.62%	4.61%

Gross Charge-Offs	$231	$274	$299	$1,163	$1,172
Recoveries	(42)	(42)	(38)	(165)	(143)
Net Charge-Offs	$189	$232	$261	$998	$1,028

Gross Charge-Off Ratio	5.12%	6.15%	6.53%	6.46%	6.86%
Recovery Ratio	(0.94%)	(0.95%)	(0.82%)	(0.92%)	(0.84%)
Net Charge-Off Ratio	4.18%	5.20%	5.71%	5.54%	6.02%

30-89 Delinquency	$413	$348	$455	$413	$455
30+ Delinquency	729	614	843	729	843
60+ Delinquency	478	398	570	478	570
90+ Delinquency	316	266	388	316	388

30-89 Delinquency Ratio	2.28%	1.95%	2.47%	2.28%	2.47%
30+ Delinquency Ratio	4.03%	3.44%	4.58%	4.03%	4.58%
60+ Delinquency Ratio	2.64%	2.23%	3.09%	2.64%	3.09%
90+ Delinquency Ratio	1.75%	1.49%	2.11%	1.75%	2.11%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Numbers may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	12/31/2020	9/30/2020	12/31/2019	12/31/2020	12/31/2019

Interest income	$2	$1	$3	$6	$9
Interest expense	(1)	(1)	(1)	(4)	(5)
Net interest income	1	—	2	2	4

Other revenues	3	4	5	16	26

Other expenses	(6)	(6)	(8)	(24)	(39)

Adjusted pretax loss (non-GAAP)	$(2)	$(2)	$(1)	$(6)	$(9)

Net finance receivables held for sale (1)	$49	$54	$66	$49	$66

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
(1)	Effective 1Q20, the Net Finance Receivables Held for Sale are included within 'Other assets' on our Consolidated Balance Sheets. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.

Investor Contact:
Rohit Dewan, 812-492-2582
Rohit.Dewan@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.